Exhibit 10.2

THIRD AMENDMENT

TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 21, 2022 (the “Amendment Effective Date”), is entered into by and among Banco Santander S.A. (“Santander”), Kyndryl, Inc., a Delaware corporation (“Kyndryl”), and Kyndryl Holdings Inc., a Delaware corporation (“Parent”). This Amendment amends that certain Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2021, as amended by the First Amendment to Amended and Restated Receivables Purchase Agreement dated January 26, 2022, and the Second Amendment to Amended and Restated Receivables Purchase Agreement dated September 21, 2022 (collectively, the “Agreement”), among, inter alia, Kyndryl, Santander, and solely for purposes of Section 13.19 thereof, Parent.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A.Defined Terms.  All initially capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement, as amended hereby.

B.Amendments to the Agreement.  The Agreement is hereby amended as follows:

1.Section 2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

Section 2.1.  Committed Facility; Facility Limit. Subject to the terms and conditions of this Agreement, Purchaser agrees to provide the Facility to the Sellers from time to time during the Availability Period; provided, that in no event shall the Aggregate EPP Balance exceed the Facility Limit at any time. Subject to the terms and conditions herein set forth and in accordance with Section 2.2 hereof, (a) the Purchaser is committed to purchase Receivables hereunder solely with respect to EPP Receivables of an Obligor (Committed) up to the Obligor EPP Limit for such Obligor and (b) the Purchaser may, on an uncommitted basis, purchase Receivables, in the Purchaser’s sole discretion, with respect to (i) EPP Receivables of an Obligor (Uncommitted) up to the Obligor EPP Limit for such Obligor and (ii) Non-EPP Receivables of any Obligor up to the Obligor Non-EPP Limit for such Obligor. If the daily average Aggregate EPP Balance for any successive three-month period falls below the Facility Limit Threshold, Purchaser, in its sole discretion, shall be entitled to reduce the Facility Limit down to not less than 10% above such daily average Aggregate EPP Balance or such higher amount the Purchaser selects, provided that the Purchaser shall provide Kyndryl notice of such reduction at least thirty (30) days prior to the reduction of the Facility Limit.

2.Subsections (a) and (b) of Section 2.2 of the Agreement are hereby amended as follows: (a) the phrase “(EPP Receivables Only)” is hereby added at the end of the heading for each such subsection, (b) each reference to “Designated Receivable” in any such subsection is hereby replaced with a reference to “Designated EPP Receivable” (for both the singular and plural forms), (c) each reference to a “Specification” (including in the first reference to such term in which such term is defined) in any such subsection is hereby replaced with a reference to an “EPP Specification” (for both the singular and plural forms), (d)  each reference to “Obligor Limit” in each such subsection is hereby replaced with a reference to “Obligor EPP Limit”, (e) each reference to “Outstanding Obligor Balance” in each such subsection is hereby replaced with a reference to “Outstanding Obligor EPP Balance”, and (f) the phrase “the aggregate amount of outstanding Purchased Receivables for all Obligors” in the last sentence of such subsection (a) is hereby replaced with the phrase “the Aggregate EPP Balance”.

3.Section 2.2 of the Agreement is hereby further amended to delete subsections (c), (d) and (e) therefrom and replace such subsections in their entirety with the following:

(c)  Additional Quarterly Purchases. Solely for the final calendar month in any fiscal quarter of Seller, on any Business Day after the applicable Cut Off Date for such calendar month with respect to either EPP Receivables or Non-EPP Receivables, as the case may be, and on or prior to the Approved Purchase Date for such calendar month, Seller may deliver one additional Specification to Purchaser for each Type (with respect to either Type, an “End of Period Specification”), but solely if (i) all Designated Receivables listed thereon are Eligible Receivables, (ii) after giving effect to the purchase of all Designated Receivables to be purchased on such Approved Purchase Date (under both End of Period Specifications and other Specifications for such calendar month), (A) the Aggregate EPP Balance does not exceed the Facility Limit, (B) the Outstanding Obligor EPP Balance of each Obligor does not exceed the Obligor EPP Limit of such Obligor, and (C) the Outstanding Obligor Non-EPP Balance of each Obligor does not exceed the Obligor Non-EPP Limit of such Obligor, and (iii) all conditions precedent set forth in Section 2.7 will be satisfied on the applicable Approved Purchase Date. Subject to the foregoing, the Purchaser will purchase the Designated Receivables set forth on any End of Period Specification for either Type for any such final calendar month of the fiscal quarter, but solely in accordance with the process set forth in Section 2.2(e). Seller has provided its fiscal calendar to Purchaser as of the Closing Date and shall provide to Purchaser notice of any changes thereto promptly after any such changes are made.

(d)  Purchase Price Payments. Provided that Seller is in material compliance with the terms of this Agreement and subject to the satisfaction of the conditions precedent set forth in Section 2.7, on the Approved Purchase Date for each applicable calendar month, the Purchaser will remit the aggregate Purchase Price in respect of all Accepted Receivables to the relevant Seller Account by wire transfer of immediately available funds, net of the portion of such aggregate Purchase Price applicable to any Designated Receivables (of either Type) set forth on an End of Period Specification that are subject to payment by netting as described in subsection (e) of this Section.

(e) Netting of Purchase Price for Additional Quarterly Purchases. Provided that Seller is in material compliance with the terms of this Agreement and subject to the satisfaction of the conditions precedent set forth in Section 2.7, on the Approved Purchase Date for each applicable calendar month, the aggregate Purchase Price for any Designated Receivables (of either Type) set forth on an End of Period Specification delivered pursuant to (and in compliance with) subsection (c) of this Section shall be paid by the Purchaser solely as follows: (i) at the sole option of the Purchaser, all or any portion of such aggregate Purchase Price may be paid by remittance thereof in immediately available funds to the relevant Seller Account on such Approved Purchase Date in the manner (and subject to the terms) set forth in subsection (d) of this Section and (ii) for all or any portion of such aggregate Purchase Price not paid by the Purchaser in the manner set forth in the foregoing clause (i), payment thereof shall be made solely by the Seller netting such amount on such Approved Purchase Date against actual collections on Purchased Receivables (of either Type) that are held by the Seller for the account of the Purchaser at such time. In the event that the Purchaser notifies the Seller that the Seller has netted an incorrect and excessive amount as the aggregate Purchase Price for any such Designated Receivables (of either Type) in accordance with this subsection (e), the Seller shall return to the Purchaser, on or prior to the next Cut Off Date for such Type, any such excess amounts set forth in such notice absent demonstrable error.

4.Section 2.2 of the Agreement is hereby further amended by adding the following new subsection (h) at the conclusion thereof:

(h)  Regular Monthly Purchases (Non-EPP Receivables Only). Subject to the terms and conditions of this Agreement, from time to time during the Availability Period, the Seller may offer, and the Purchaser in its sole discretion may purchase, Non-EPP Receivables in accordance with the following procedures:

(i)

On or prior to the seventh (7th) calendar day of any calendar month during the Availability Period, the Seller may deliver (including via email) to the Purchaser a preliminary indicative file in a form mutually agreed by Kyndryl and Purchaser (each such file, an “Indicative Non-EPP Receivables File”) setting forth a preliminary list of Obligors and face amount of Non-EPP Receivables owing by each such Obligor to be offered for sale in such calendar month (and such other information as is mutually agreed by the Purchaser and Kyndryl). Within ten (10) calendar days of receipt by the Purchaser of an Indicative Non-EPP Receivables File delivered by Seller on a timely basis pursuant to the preceding sentence, Purchaser shall provide a preliminary indication of interest (the “Indicative Purchaser Response”) to Seller. On or prior to the second (2nd) Business Day after receipt by Seller of an Indicative Purchaser Response (as extended in the reasonable discretion of the Purchaser for any calendar month, the “Final Notice Date”), the Seller shall deliver (including via email) to the Purchaser an updated Indicative Non-EPP Receivables File or confirmation that there are no changes to the previously delivered Indicative Non-EPP Receivables File for such calendar month.

(ii)

With respect to the most recent Indicative Non-EPP Receivables File  delivered by the Seller on or prior to the Final Notice Date in any calendar month pursuant to clause (i) of this subsection, the Purchaser will deliver (including via email) to Kyndryl on or prior to the applicable Cut Off Date for such calendar month, notification (for any calendar month, as updated by the Purchaser in its sole discretion for such calendar month, a “Non-EPP Obligor Information Notice”) with respect to the following, as determined in the sole discretion of the Purchaser: (A) which (if any) Obligors set forth on such Indicative Non-EPP Receivables File are approved by the Purchaser as an “Eligible Obligor” for such calendar month, (B) the Obligor Non-EPP Purchase Limit for such calendar month for each such Eligible Obligor, (C) the Maximum Tenor of the Non-EPP Receivables for each such Eligible Obligor for such calendar month, (D) the Buffer Period for each such Eligible Obligor for such calendar month, (E) such other information of the type set forth in the Obligor Schedule (with respect to EPP Receivables), as applicable to the Non-EPP Receivables of any such Eligible Obligor for such calendar month, and (F) the applicable Margin; provided, if the Margin is not included on any Non-EPP Obligor Information Notice, it will be the applicable Margin most recently specified by the Purchaser (and references herein to the Margin set forth on any such Non-EPP Obligor Information Notice will be deemed to refer to such most recently provided Margin). At any time and from time to time, promptly upon the Purchaser determining that there will be a change in any Non-EPP Obligor Information Notice for any calendar month, the Purchaser shall deliver (including via email) to the Seller an updated Non-EPP Obligor Information Notice for such calendar month adding to, deleting from, or otherwise modifying the information set forth therein. Any notices delivered pursuant to clause (i) of this subsection or this clause (ii)  may be delivered via an email from or to (as applicable) any of the persons identified with respect to Purchaser or Kyndryl (on behalf of itself and the other Sellers), as applicable, on Schedule 1 (Addresses for Notices) that apply with respect to changes to the Obligor Schedule or in any other manner permitted hereunder.

(iii)

On or prior to the applicable Cut Off Date with respect to Non-EPP Receivables for each calendar month during the Availability Period, the Seller may deliver (including via email) to the Purchaser a file in a form mutually agreed by Kyndryl and Purchaser listing the Designated Non-EPP Receivables owing by an Eligible Obligor for such calendar month (up to the Obligor Non-EPP Purchase Limit for each such Eligible Obligor for such calendar month) that are offered for sale hereunder by Seller for such calendar month (each such file, a “Non-EPP Specification”), which Non-EPP Specification shall constitute a firm offer for sale of the Designated Non-EPP Receivables listed thereon at a Purchase Price determined based on the Margin set forth in the most recent Non-EPP Obligor Information Notice that has been delivered to the Seller by the Purchaser for such calendar month at such time. The Non-EPP Specification shall include, among other things, identification of the relevant Contract, applicable Eligible Obligor, invoice number, confirmed face amount and Payment Due Date for each such Designated Non-EPP Receivable. The Seller shall not submit any Non-EPP Specification hereunder for any calendar month unless all of the conditions precedent set forth in Section 2.7 will be satisfied on the applicable Purchase Date. If the Purchaser delivers to the Seller a new Non-EPP Obligor Information Notice for any calendar month after receipt of a Non-EPP Specification for such calendar month (or an End of Period Specification for Non-EPP Receivables for such calendar month), the Seller may, by written notice delivered (including by email) to the Purchaser as soon as reasonably practicable (and in any event prior to the Approved Purchase Date for such calendar month) do any of the following: (A) rescind such Non-EPP Specification, (B) affirm such Non-EPP Specification subject to the terms of the new Non-EPP Obligor Information Notice (as long as it is in compliance therewith), or (C) submit a new (replacement) Non-EPP Specification for such calendar month (or, if applicable, End of Period Specification for Non-EPP Receivables for such calendar month) based on such new Non-EPP Obligor Information Notice (in compliance with all requirements set forth in this clause (iii) and, if applicable, subsection (c) of this Section), which shall constitute a firm offer for the sale of the Designated Non-EPP Receivables listed thereon at a Purchase Price determined based on the Margin set forth in such new Non-EPP Obligor Information Notice.

(iv)

On the Approved Purchase Date for any calendar month, the Purchaser may, in its sole discretion, purchase any, all or none of such Designated Non-EPP Receivables listed on the applicable Non-EPP Specification for such calendar month. Without limiting the Purchaser’s sole discretion in determining whether or not to purchase any Non-EPP Receivables on any Approved Purchase Date (as set forth in the preceding sentence), Purchaser will use commercially reasonable efforts, subject to the conditions precedent set forth in Section 2.7 and the customary internal approvals of Purchaser and other operational and market factors, to specify in the Non-EPP Obligor Information Notice for any calendar month, an Obligor Non-EPP Purchase Limit for each Eligible Obligor for such calendar month in an amount equal to the amount of Non-EPP Receivables owing by such Eligible Obligor that Purchaser intends to purchase on the applicable Approved Purchase Date in such calendar month. The Purchaser will use commercially reasonable efforts to promptly notify the Seller if Purchaser believes it is reasonably likely to make any changes for any calendar month to the Non-EPP Obligor Information Notice previously delivered in such calendar month.

5.In Section 2.4 of the Agreement (Settlement; Certain Collection Matters; Obligor Notices), subsection (a) is hereby deleted in its entirety and replaced with the following:

(a)(i)  On each Seller Perfect Payment Date, so long as no Purchaser Credit Event shall have occurred and be continuing, Seller shall remit to Purchaser an amount equal to the sum of all amounts contractually payable on all Purchased Receivables (other than Purchased Receivables for which the applicable Obligor is subject to an Insolvency Event or, at the discretion of Seller, any other Material Obligor Default that has occurred and is continuing) with an Expected Payment Date occurring during the Seller Perfect Payment Period ending on (and including) such Seller Perfect Payment Date (and, for the avoidance of doubt, for the  Seller Perfect Payment Date occurring on January 10, 2023, with an Expected Payment Date occurring on or prior to January 10, 2023), but excluding any such amounts remitted to the Purchaser prior to such Seller Perfect Payment Date. On each Seller Perfect Payment Date, together with the remittance set forth in the preceding sentence, Seller shall provide Purchaser with the invoice identifiers for which such remittance has been made. For administrative convenience, Seller shall make such payment to Purchaser even if Seller has not yet collected from the Obligors all amounts contractually payable on such Purchased Receivables. With respect to (A) all Purchased Receivables if a Purchaser Credit Event shall have occurred and be continuing, (B) all Purchased Receivables for which the applicable Obligor is subject to an Insolvency Event or any other Material Obligor Default, solely if Seller has exercised its discretion to exclude the Purchased Receivables of such Obligor from payment of the amounts contractually payable thereon on any prior Seller Perfect Payment Date pursuant to the first sentence of this clause (a)(i) or Seller will exclude such Purchased Receivables therefrom on the next Seller Perfect Payment Date, and (C) all Purchased Receivables for which any amount was returned to Seller pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) on or prior to such date, Seller shall remit to Purchaser the total amount of Purchased Collections (in each applicable currency) received thereon by or on behalf of Kyndryl, any other Seller or any Affiliate, agent or representative of any of them promptly upon receipt. In addition, with respect to all Early Payments received by or on behalf of Kyndryl, any other Seller or any Affiliate, agent or representative of any of them, Seller shall remit to Purchaser the amount of such Early Payments on the Seller Perfect Payment Date immediately following the Reconciliation Date first occurring after the end of the Seller Perfect Payment Period in which such Early Payments were so received. On or prior to each Reconciliation Date, Seller shall deliver a Reconciliation Report to Purchaser that shall (A) reconcile the Purchased Collections (inclusive of any Early Payments) with those amounts actually paid to Purchaser and (B) solely if requested in advance by Purchaser, the amount of any interest or fees due by an Obligor as a result of a late payment by such Obligor that were reduced or waived by Seller without the prior written consent of Purchaser pursuant to the proviso to Section 8.2(a).

(ii) If at any time Seller shall for any reason have made a payment to Purchaser in anticipation of the receipt by Seller of a payment from the applicable Obligor of such amount with respect to any Purchased Receivable and the payment of such amount has not been received by Seller from such Obligor on or prior to such time or if excess funds are paid by Seller to Purchaser as the result of a miscalculation by Seller or for any other reason (any of the foregoing, collectively, the “Excess Funds”), then upon written demand (including via email) (the “Demand Notice”) by Seller describing the basis of such demand in reasonable detail (with supporting documentation), Purchaser shall return to Seller the Excess Funds specified in such Demand Notice (the “Demand Amount”) within ten (10) Business Days of receipt by Purchaser of such Demand Notice (“Demand Payment Date”). If Seller is required at any time to return to any Obligor or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by such Obligor to Seller, or to any other Person, then Purchaser shall, on written demand (including via email) of Seller describing the basis of such demand in reasonable detail (with supporting documentation), as soon as reasonably practicable (but in any event within ten (10) Business Days after receipt of such written demand) return to Seller any such payments that had been theretofore transferred to Purchaser by Seller pursuant to Section 2.4(a)(i), but without interest or penalty on such payments (unless Seller is required to pay interest on such amounts to the Person recovering such payments, in which case Purchaser shall also pay such interest on such amounts to Seller).

(iii) If Purchaser has received payment with respect to any Purchased Receivable pursuant to the first sentence of Section 2.4(a)(i) and such Purchased Receivable remains unpaid for more than one hundred and twenty (120) days after the applicable Payment Due Date, then Purchaser shall return to Seller the Excess Funds without receiving a Demand Notice pursuant to Section 2.4(a)(ii), but with accompanying written notice (including via email) containing sufficient details for Seller to apply the Excess Funds to the relevant Purchased Receivable.

(iv)  Subject to the Standard Seller Provisions, Purchaser acknowledges that its sole sources of payments for Purchased Receivables themselves are the Purchased Collections and that Purchaser has no recourse to any Seller for any shortfall resulting from any Obligor’s failure to pay all or any portion of any Purchased Receivable when it is due and payable under the terms applicable thereto to the extent such Purchased Receivable is uncollectable on account of a Credit Risk Event, and any payment made by Seller to Purchaser in anticipation of the receipt of funds from any Obligor shall be for administrative convenience only.

(v)  The Seller shall be entitled to set off any Demand Amount owed by Purchaser to the Seller against any amounts owed by the Seller to Purchaser under this Agreement if such Demand Amount is not paid or otherwise satisfied on or prior to the related Demand Payment Date, upon written notice (including via email) to Purchaser with reasonable details. Purchaser shall be charged and agrees to pay interest on any Demand Amount not paid or otherwise satisfied on or prior to the related Demand Payment Date from and including the day after the Demand Payment Date to and including the date Seller receives payment thereof (or such obligation is otherwise satisfied through setoff) at a rate equal to SOFR as determined under Schedule 4-A (or the replacement benchmark therefor as determined under Schedule 4-A or Schedule 4-B) as of the Demand Payment Date (for overnight tenor).

6.Section 2.7 of the Agreement is hereby amended by deleting paragraph (h) therefrom and replacing it in its entirety with the following:

(h)after giving effect to such purchase (and treating all Designated Receivables to be purchased on such Purchase Date as Purchased Receivables), in no event would (A) the Aggregate EPP Balance exceed the Facility Limit, (B) the Outstanding Obligor EPP Balance of any Obligor exceed the Obligor EPP Limit of such Obligor, or (C) the Monthly Purchased Obligor Non-EPP Balance of any Obligor exceed the Obligor Non-EPP Purchase Limit of such Obligor for the applicable calendar month;

7.Section 6.1(a) of the Agreement is hereby amended by deleting clauses (i), (iii), (xix), (xxi), and (xxv) thereof and replacing each such clause in its entirety with the clause set forth below having the same corresponding clause number:

(i)is a Confirmed Receivable and either (A) if offered pursuant to an EPP Specification (or any End of Period Specification for EPP Receivables), the Obligor of such Designated Receivable is an Eligible Obligor (as applicable to EPP Receivables in the definition of “Eligible Obligor”) and such Designated Receivable conforms in all respects to the definition of “EPP Receivable” set forth herein, or (B) if offered pursuant to a Non-EPP Specification (or any End of Period Specification for Non-EPP Receivables), the Obligor of which is an Eligible Obligor (as applicable to Non-EPP Receivables in the definition of “Eligible Obligor”);

(iii)has arisen under an invoice that has been delivered by the applicable Eligible Seller to the applicable Eligible Obligor in the ordinary course of business pursuant to the terms of the related Contract on a date that is (A) no earlier than 120 days prior to such Purchase Date and (B) no later than the applicable Cut Off Date related to such Purchase Date;

(xix) is either (A) an EPP Receivable that is not owing by an Obligor as to which other Purchased Receivables that are EPP Receivables owing by such Obligor are then outstanding more than 60 days past their respective Payment Due Dates (as established at original invoicing) in an aggregate amount that equals or exceeds 10% of the applicable Obligor EPP Limit of such Obligor or (B) a Non-EPP Receivable that is not owing by an Obligor as to which other Purchased

Receivables that are Non-EPP Receivables owing by such Obligor are then outstanding more than 60 days past their respective Payment Due Dates (as established at original invoicing) in an aggregate amount that equals or exceeds 10% of the applicable Obligor Non-EPP Limit of such Obligor;

(xxi) is a Designated Receivable that does not, after giving effect to the purchase of all Designated Receivables to be purchased on such Purchase Date (including the purchase of such Designated Receivable), result in any of the following (as applicable to such Designated Receivable): (A) the Aggregate EPP Balance exceeding the Facility Limit, (B) the Outstanding Obligor EPP Balance of the applicable Obligor thereof exceeding the Obligor EPP Limit of such Obligor, or (C) the Outstanding Obligor Non-EPP Balance of the applicable Obligor thereof exceeding the Obligor Non-EPP Limit of such Obligor on such date;

(xxv) other than with respect to an EPP Receivable of an Obligor (Committed) (for which this paragraph shall not apply), (A) is owing by an Obligor for which the Designated Receivables of the same Type owing by such Obligor (inclusive of such Designated Receivable) being purchased on such Purchase Date have an aggregate face amount (as used in the determination of the Purchase Price) that is at least USD$3,000 (or the currency equivalent thereof) and (B) is not paid by a draw under a letter of credit;.

8.Section 11.2(e) is hereby amended by deleting the term “Obligor Limit” each place it appears therein and replacing it with the term “Obligor EPP Limit”.

9.The defined terms “Accepted Guaranty”, “Accepted Letter of Credit”, “Maximum Tenor”, and “Specified Obligor” set forth in Appendix A to the Agreement (Certain Defined Terms) are each hereby amended to insert immediately after the phrase “on the Obligor Schedule” in each such defined term the phrase “(with respect to any EPP Receivables) or identified with respect to such Obligor in the Non-EPP Obligor Information Notice (with respect to any Non-EPP Receivables)”.

10.The defined term “Buffer Period” set forth in Appendix A to the Agreement (Certain Defined Terms) is hereby amended as follows: (a) after the word “means” in the first sentence thereof, insert the phrase “(a) in the case of any EPP Receivable,”, (b) at the end of the first sentence thereof (prior to the period), insert the following: “and (b) in the case of any Non-EPP Receivable with respect to any calendar month, the number of days provided as the Buffer Period for the related Obligor in the Non-EPP Obligor Information Notice delivered by the Purchaser for such calendar month, and (c) at the end of the second sentence thereof (prior to the period), insert the following: “with respect to any EPP Receivable”.

11.The defined term “Confirmed Receivable” set forth in Appendix A to the Agreement (Certain Defined Terms) is hereby amended (a) to delete clause (ii) therefrom in its entirety and replace such clause with the following: “(ii) either (A) if offered pursuant to an EPP Specification or End of Period Specification for EPP Receivables, on or prior to the end of the calendar month in which the invoice evidencing such Receivable has been delivered to the related Obligor, all related goods and services giving rise thereto will have been delivered or provided to the related Obligor and such Obligor will have accepted such delivery or provision of goods and services by delivering a certificate of acceptance (or other evidence of acceptance) or not objected to (and will have no further right to object to) such delivery or provision of goods and services or (B) if offered pursuant to a Non-EPP Specification or End of Period Specification for Non-EPP Receivables, all related goods and services giving rise thereto will have been delivered or provided to the related Obligor on or prior to such Purchase Date,” and (b) to delete clause (iii) therefrom in its entirety and replace such clause with the following: “(iii) if offered pursuant to an EPP Specification or End of Period Specification for EPP Receivables, on or prior to the end of the calendar month in which the invoice evidencing such Receivable has been delivered to the related Obligor, will be an unconditional obligation of the related Obligor,”.

12.The defined term “Cut Off Date” set forth in Appendix A to the Agreement (Certain Defined Terms) is hereby amended to add the following at the conclusion thereof: “For the avoidance of doubt, the ‘Cut Off Date’ for EPP Receivables for any calendar month may be different than the ‘Cut Off Date’ for Non-EPP Receivables for such calendar month and references to the applicable ‘Cut Off Date’ in this Agreement or any other Transaction Document shall be deemed to refer to the applicable ‘Cut-Off Date’ by both receivable Type and currency. Any notice specifying the ‘Cut Off Date’ delivered pursuant clause (ii) of this definition (for any currency) shall also specify whether it applies to EPP Receivables, Non-EPP Receivables or both.”

13.The defined terms “Default Ratio”, “Delinquency Ratio”, “Initial Performance Trigger” and “Losses to Liquidation Ratio” set forth in Appendix A to the Agreement (Certain Defined Terms) are each hereby amended to reference only EPP Receivables in each applicable component of the formulas set forth in the respective definitions thereof (including in both the numerator and denominator of any ratio in any such definition).

14.The defined term “Obligor Schedule” set forth in Appendix A to the Agreement (Certain Defined Terms) is hereby amended to add the following at the conclusion thereof: “For the avoidance of doubt, the Obligor Schedule applies only to EPP Receivables.”

15.In Appendix A to the Agreement (Certain Defined Terms), the following defined terms are hereby deleted in their entirety:

“Applicable Business Days”

“Discount Period Start Date”

“Expected Reconciliation Date”

“Outstanding Aggregate Balance”

“Outstanding Obligor Balance”

“Settlement Date”.

16.In Appendix A to the Agreement (Certain Defined Terms), the following defined terms are hereby deleted in their entirety and replaced with the definitions set forth below:

“Discount Period” means, with respect to any Purchased Receivable, the number of days from and including the Purchase Date for such Purchased Receivable to, but not including, the Seller Perfect Payment Date occurring on the last day of the Seller Perfect Payment Period in which the Expected Payment Date for such Purchased Receivable occurs.

“Eligible Obligor” means, at any date of determination, either (i) with respect to any EPP Receivable, an Obligor that is listed in the Obligor Schedule (as in effect at such time), whether Part A or Part B or (ii) with respect to any Non-EPP Receivable, for any calendar month, an Obligor that has been approved by the Purchaser and identified as an “Eligible Obligor” on the Non-EPP Obligor Information Notice for such calendar month; provided, that (A) with respect to EPP Receivables, an Obligor shall cease to be an “Eligible Obligor” during any period that a Material Obligor Default with respect to such Obligor shall have occurred and is continuing except in the case of a Material Obligor Default arising pursuant to clause (i) or clause (ii) of the definition thereof solely with respect to Purchased Receivables that are Non-EPP Receivables, and (B) with respect to Non-EPP Receivables, an Obligor shall cease to be an “Eligible Obligor” during any period that a Material Obligor Default with respect to such Obligor shall have occurred and is continuing; and, provided, further, for both Types, that a Material Obligor Default with respect to an Obligor that has occurred only pursuant to clause (i) of the definition thereof shall no longer be continuing for purposes hereof at any time that no outstanding Purchased Receivables of such Obligor are Defaulted Receivables.

“Obligor Limit” means, with respect to any Obligor, either the Obligor EPP Limit or the Obligor Non-EPP Limit of such Obligor, as applicable (each of which shall constitute a separate limit applicable only to EPP Receivables or only to Non-EPP Receivables, as the case may be). For the avoidance of doubt, if used with reference to an “Obligor (Committed)” or “Obligor (Uncommitted)”, such reference shall be to the Obligor EPP Limit of such Obligor.

“Reconciliation Date” means the 20th calendar day of each month (or if the 20th calendar day is not a Business Day, the next Business Day thereafter).

“Reconciliation Report” means any number of reports in form and substance mutually agreed by Kyndryl and Purchaser with any changes to the form thereafter as mutually agreed by Kyndryl and Purchaser.

“Specification” means, (i) with respect to any EPP Receivables, an EPP Specification or an End of Period Specification for EPP Receivables and (ii) with respect to any Non-EPP Receivables, a Non-EPP Specification or an End of Period Specification for Non-EPP Receivables.

17.In Appendix A to the Agreement (Certain Defined Terms), the following additional defined terms are hereby added (in each of their correct alphabetical locations):

“Accepted Receivable” means, with respect to any Purchase Date, (i) any Designated Non-EPP Receivable set forth on a Non-EPP Specification or End of Period Specification for such Purchase Date that the Purchaser has agreed to purchase on such Purchase Date, in the Purchaser’s sole discretion, (ii) any Designated EPP Receivable owing by an Obligor (Uncommitted) set forth on an EPP Specification or End of Period Specification for such Purchase Date that the Purchaser has agreed to purchase on such Purchase Date, in the Purchaser’s sole discretion, and (iii) any Designated EPP Receivable owing by an Obligor (Committed) set forth on an EPP Specification (including any resubmitted EPP Specification) or End of Period Specification for such Purchase Date unless such EPP Specification (or such resubmitted EPP Specification) has been properly rejected by the Purchaser as noncompliant pursuant to Section 2.2(b).

“Aggregate EPP Balance” means, at any time, the aggregate outstanding balance at such time of all Purchased Receivables that are EPP Receivables.

“Demand Notice” is defined in Section 2.4(a)(iii).

“Designated EPP Receivable” means each Designated Receivable that is described in an EPP Specification.

“Designated Non-EPP Receivable” means each Designated Receivable that is described in a Non-EPP Specification.

“Early Payment” means, with respect to any Purchased Receivable, any payment made by or on behalf of the applicable Obligor of such Purchased Receivable that is received by or on behalf of Kyndryl, any other Seller or any of their respective Affiliates, agents or representatives more than thirty (30) days before the applicable Payment Due Date as payment (in whole or in part) of such Purchased Receivable.

“EPP Receivable” means any Receivable for which, on or prior to the end of the calendar month in which the applicable invoice therefor has been sent to such Obligor, either (i) the Obligor thereof is required to deliver a certificate of acceptance (or other evidence of acceptance) confirming satisfactory receipt of all of the goods and services giving rise thereto with an absolute obligation to pay for such goods and services without objection or Dispute or (ii) the related Contract provides that the Obligor thereof will be deemed to have accepted the goods and services giving rise thereto with an absolute obligation to pay for such goods and services without objection or Dispute if an objection or Dispute has not been raised by such Obligor by such calendar month end.

“EPP Specification” is defined in Section 2.2(a).

“Excess Funds” is defined in Section 2.4(a)(iii).

“Final Notice Date” is defined in Section 2.2(h)(i).

“Indicative Non-EPP Receivables File” is defined in Section 2.2(h)(i).

“Indicative Purchaser Response” is defined in Section 2.2(h)(i).

“Monthly Purchased Obligor Non-EPP Balance” means, with respect to an Obligor for any calendar month, the aggregate outstanding balance of all Purchased Receivables that are Non-EPP Receivables owing by such Obligor (in aggregate for all Sellers) that are being (or have been) first purchased in such calendar month (after giving effect to all purchases to be made in such calendar month).

“Non-EPP Obligor Information Notice” is defined in Section 2.2(h)(ii).

“Non-EPP Receivable” means any Receivable that is not an EPP Receivable.

“Non-EPP Specification” is defined in Section 2.2(h)(iii).

“Obligor EPP Limit” means, with respect to any Obligor, the maximum aggregate amount of Purchased Receivables that are EPP Receivables owing by such Obligor that may be outstanding under the Facility at any time, as set forth on the Obligor Schedule or as otherwise agreed in writing  by Purchaser (in its sole discretion) and the applicable Seller (which may be by exchange of emails between any person listed for Purchaser and any person listed for Seller on Schedule 1); provided, that notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to reduce or withdraw the Obligor Limit with respect to any Obligor (Uncommitted) in its sole discretion at any time and from time to time without prior notice.

“Obligor Non-EPP Limit” means, with respect to any Obligor on any date, the sum of (i) the Obligor Non-EPP Purchase Limit set forth on the most recent Non-EPP Obligor Information Notice delivered by the Purchaser hereunder for any calendar month (whether or not the then-current calendar month) on or prior to such date plus (ii) the Outstanding Obligor Non-EPP Balance at the close of business on the day immediately preceding the date on which such Non-EPP Obligor Information Notice (as described in the preceding clause (i)) was delivered hereunder.

“Obligor Non-EPP Purchase Limit” means, with respect to any calendar month for any Eligible Obligor on any date, the amount designated as the “Obligor Non-EPP

Purchase Limit” for such Obligor in the most recent Non-EPP Obligor Information Notice for such calendar month that has been delivered by the Purchaser hereunder on or prior to such date (up to the face amount requested by the Seller in the most recent Indicative Non-EPP Receivables File delivered by the Seller on or prior to the Final Notice Date for such calendar month).

“Outstanding Obligor EPP Balance” means, with respect to an Obligor on any date of determination, the aggregate outstanding balance of all Purchased Receivables that are EPP Receivables owing by such Obligor on such date (in aggregate for all Sellers).

“Outstanding Obligor Non-EPP Balance” means, with respect to an Obligor on any date of determination, the aggregate outstanding balance of all Purchased Receivables that are Non-EPP Receivables owing by such Obligor on such date (in aggregate for all Sellers).

“Seller Perfect Payment Date” means the tenth calendar day of each calendar month, or if such day is not a Business Day, the next Business Day.

“Seller Perfect Payment Period” means, with respect to any particular Seller Perfect Payment Date, the period from but excluding the previous calendar month’s Seller Perfect Payment Date to and including the particular Seller Perfect Payment Date.

“Type” means, with respect to any Receivable, either an EPP Receivable type or a Non-EPP Receivable type.

18.	Schedule 3 (Applicable Business Days) is hereby deleted in its entirety.
C.	Representations and Warranties. Each of Parent and Kyndryl hereby represents and warrants as of the Amendment Effective Date as follows:

1.Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in the Agreement and each other Transaction Document (including, without limitation, each Participation Agreement executed on or prior to the date hereof) are true and correct on and as of the date hereof, as though made on the date hereof (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

2.To the extent that notice to or the consent, acceptance, acknowledgement or approval of any Seller (other than Kyndryl) is required pursuant to the applicable Participation Agreement to which it is party to effectuate any amendment to or modification of the Agreement (or Fee Letter), as incorporated by reference into such Participation Agreement, such Seller has received such notice or provided such consent, acceptance, acknowledgement or approval (collectively, the “Required Consents”) and Kyndryl is executing this Agreement on behalf of itself and each such other Seller.

Kyndryl will provide a copy of this Agreement to each other Seller (whether or not consent hereto is required by any such other Seller).

3.Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in subsections (b) though (i) of Section 6.1 of the Agreement are true and correct with respect to Parent in connection with its obligations under Section 13.19 of the Agreement, as if each reference in such representations and warranties to “Seller” were a reference to “Parent” for purposes hereof.

4.Each of Parent, Kyndryl and each other Seller has the organizational power and authority to execute (if applicable) and be bound by the terms and provisions of this Amendment (and any applicable Required Consent to which  any other Seller is a signatory) and each of them has taken all necessary organizational action to authorize and approve the execution and delivery (to the extent applicable) and performance of this Amendment and the Agreement, as amended hereby (and, in the case of each Seller other than Kyndryl, as the Agreement, as amended hereby, is incorporated into the Participation Agreement to which it is a party), and the foregoing constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

5.No Triggering Event, Purchaser Termination Event, or event that with the giving of notice, or lapse of time or both would give rise to a Triggering Event or Purchaser Termination Event has occurred, in each such case, both immediately before and immediately after giving effect to this Amendment.

6.No Insolvency Event has occurred with respect to Parent, Kyndryl or any other Seller.

D.	Additional Terms. The parties hereto further agree to the following terms.

1.This Amendment shall be effective solely for the specific purpose for which it is given and shall not create a course of dealing between the parties in any respect. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Purchaser under the Agreement, any Participation Agreement, or any other Transaction Document.  Except for the amendments to the Agreement expressly set forth herein (and as the Agreement, as amended hereby, is incorporated by reference into each Participation Agreement), the Agreement, each Participation Agreement and each other Transaction Document shall remain unchanged and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

2.Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement, and each reference in any Participation Agreement or any other Transaction Document to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase

Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified and amended hereby.

3.This Amendment, and the terms and provisions hereof, the Agreement (as amended hereby) and the other Transaction Documents (after giving effect to this Amendment) constitute the entire understanding and agreement between the parties hereto or thereto with respect to the subject matter hereof and thereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.  The terms and provisions of this Amendment shall prevail over any conflicting terms of any other Transaction Document.

4.Each of Parent and Kyndryl, on behalf of itself and each other Seller, hereby (i)  reaffirms its obligations under each Transaction Document to which it is a party after giving effect to the terms and provisions of this Amendment and (ii) ratifies and reaffirms the validity, enforceability, perfection and first priority ownership interest of the Purchaser in, to and under each Purchased Receivable transferred pursuant to the Agreement or any Participation Agreement, as applicable.

5.If any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.SECTIONS 13.9, 13.10 AND 13.11 OF THE AGREEMENT (GOVERNING LAW, SUBMISSION TO JURISDICTION AND WAIVER OF JURY TRIAL) ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS AS IF SET FORTH IN FULL HEREIN.

7.This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BANCO SANTANDER S.A., as Purchaser

By:	/s/ Antia Martinez
Name:	Antia Martinez
Title:	Associate

By:	/s/ Ignacio Frutos
Name:	Ignacio Frutos
Title:	Executive Director

KYNDRYL, INC., as Seller

By:	/s/ Evan Barth

Name:	Evan Barth
Title:	VP, Associate General Counsel and Assistant Corp Secretary

Kyndryl Holdings Inc., solely for purposes of Section 13.19 of the Receivables Purchase Agreement, as Parent

By:	/s/ Evan Barth

Name:	Evan Barth
Title:	VP, Associate General Counsel and Assistant Corp Secretary

Signature Page to Third Amendment